January 23, 2001

Dear Fellow Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 8:00 a.m., C.S.T., on Thursday, February 22, 2001, at the Company's principal executive offices at 1900 West Loop South, 15th Floor, Houston, Texas.

     This year you will be asked to vote in favor of one proposal. The proposal concerns the election of two directors. This matter is more fully explained in the attached proxy statement, which you are encouraged to read.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU APPROVE THE PROPOSAL AND URGES YOU TO VOTE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Thank you for your cooperation.

Sincerely,




Vernon E. Oechsle

                              Chairman of the Board





                               Quanex Corporation

                              1900 West Loop South

                                   Suite 1500

                              Houston, Texas 77027

                                 (713) 961-4600

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held February 22, 2001

--------------------------------------------------------------------------------


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Quanex Corporation, a Delaware corporation (the "Company"), will be held at the principal executive offices of Quanex Corporation, 1900 West Loop South, Suite 1500, Houston, Texas, on February 22, 2001, at 8:00 a.m., C.S.T., for the following purposes:

     (1)  To  elect  two  directors  to  serve  until  the  Annual   Meeting  of
          Stockholders in 2004, and

     (2) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

     The Board of Directors has fixed the close of business on January 12, 2001, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company's principal executive offices, will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting, and will be made available at the time and place of the meeting during the whole time thereof.

     Please execute your vote promptly. Your designation of a proxy is revocable and will not affect your right to vote in person if you find it convenient to attend the meeting.

     The Company's Annual Report to Stockholders for the year ended October 31, 2000, accompanies this Notice.

                                       By order of the Board of Directors,



                                       Michael W. Conlon, Secretary

                                 Houston, Texas
                                January 23, 2001

                                 PROXY STATEMENT
--------------------------------------------------------------------------------

                         Annual Meeting of Stockholders
                          To Be Held February 22, 2001


     This Proxy Statement and the accompanying form of proxy are to be first mailed on or about January 23, 2001, to all holders of record on January 12, 2001, (the "Record Date"), of the Common Stock, $.50 par value ("Common Stock"), of Quanex Corporation, a Delaware corporation (the "Company"), and are furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Stockholders to be held at 8:00 a.m., C.S.T., on Thursday, February 22, 2001, and at any adjournment or adjournments thereof. Shares of Common Stock represented by any unrevoked proxy in the enclosed form, if such proxy is properly executed and is received prior to the meeting, will be voted in accordance with the specifications made on such proxy. Proxies on which no specifications have been made will be voted for the election as directors of the nominees listed herein. Proxies are revocable by written notice to the Secretary of the Company at the address of the Company set forth below, or by delivery of a later dated proxy, at any time prior to their exercise. Proxies may also be revoked by a stockholder attending and voting in person at the meeting.

     The Common Stock is the only class of securities of the Company that is entitled to vote at the meeting. As of the close of business on the Record Date, the date for determining stockholders who are entitled to receive notice of and to vote at the meeting, there were 13,438,102 shares of Common Stock issued and outstanding. Each share is entitled to one vote. The presence at the meeting, in person or by proxy, of the holders of a majority of shares of Common Stock is necessary to constitute a quorum.

     The cost of soliciting proxies will be borne by the Company. Solicitation may be made personally or by mail, telephone or electronic data transfer by officers, directors and regular employees of the Company (who will not receive any additional compensation for any solicitation of proxies), as well as by the firms of Automatic Data Processing and Beacon Hill Partners, which have been retained by the Company to assist in the solicitation for a fee of approximately $3000.00 and $1000.00 respectively. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxy materials to the beneficial owners of Common Stock. The mailing address of the Company's principal executive office is 1900 West Loop South, Suite 1500, Houston, Texas 77027.

                       MATTERS TO COME BEFORE THE MEETING

(1)  Election of Directors

     Two directors are to be elected at the meeting. The Company's Restated Certificate of Incorporation and Bylaws both provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with the terms of office of the classes expiring at different times. The terms of office of two directors, Carl E. Pfeiffer and Vincent R. Scorsone, expire at the 2001 Annual Meeting. The proposed nominees for director for a term expiring at the 2004 Annual Meeting are Messrs. Pfeiffer and Scorsone. The respective terms of directors expire on the dates set forth below.

Nominees for election for terms                                                                        Director
expiring at the 2004 Annual Meeting                  Principal Occupation                       Age      Since
-----------------------------------                  ---------------------                     ----    --------
Carl E. Pfeiffer                  Chairman Emeritus, Quanex Corporation                          70      1966

Vincent R. Scorsone.              Retired since 1994 from Aluminum Company of America,           65      1995
                                  a manufacturer of aluminum products (Pittsburgh,
                                  Pennsylvania)


Directors whose terms
expire at the 2003 Annual Meeting
---------------------------------
Vernon E. Oechsle.                Chairman of the Board and Chief Executive Officer,             58      1995
                                  Quanex Corporation

Donald G. Barger, Jr.             Senior Vice President and Chief Financial Officer of Yellow    57      1995
                                  Corporation, a provider of transportation services throughout
                                  North America and, through partnership alliances, other
                                  international markets (Overland Park, Kansas)

Directors whose terms
expire at the 2002 Annual Meeting
---------------------------------
Michael J. Sebastian              Retired since 1995 from Cooper Industries, Inc.,               70      1991
                                  manufacturer of electrical, automotive and industrial
                                  equipment (Houston, Texas)

Russell M. Flaum                  Executive Vice President of Illinois Tool Works, an            50      1997
                                  international manufacturer of engineered metal and plastic components (Glenview, Illinois)

Susan F. Davis                    Vice President of Human Resources of Johnson                   47      1998
                                  Controls, Inc., a global market leader in automotive
                                  systems and building controls (Milwaukee, Wisconsin)

     Messrs. Pfeiffer and Scorsone have indicated a willingness to serve if elected. If a nominee should be unable to serve or for good cause will not serve, and if any other person is nominated, the persons designated on the accompanying form of proxy will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominee unless authority to vote on such matter is withheld. The nominees receiving a plurality of votes cast at the meeting will be elected directors. Abstentions and broker nonvotes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

     Mr. Pfeiffer served as the Company's Chairman of the Board of Directors from 1989 to 1995 and retired from active management in 1992. Mr. Pfeiffer retired as non-executive Chairman of the Board in 1995.

     Mr. Scorsone retired from Aluminum Company of America in 1994. Mr. Scorsone currently serves on the board of the Indspec Chemical Company.

     Mr. Oechsle joined the Company in 1993 as Executive Vice President and Chief Operating Officer and served as President and Chief Executive Officer from January, 1996, to February, 1999. Mr. Oechsle was appointed to the Board of Directors of the Company in May 1995 and elected Chairman of the Board in February, 1999. Prior to joining the Company, Mr. Oechsle was Executive Vice President of the Automotive Sector of Allied Signal Inc., an advanced technology and manufacturing company, since December 1990. Mr. Oechsle currently serves on the board of Precision Castparts Corporation.

     Mr. Barger was appointed to his present position with Yellow Corporation in December 2000. From March 1998 to December 2000, Mr. Barger was Vice President and Chief Financial Officer of Hillenbrand Industries, a provider of services and products for the health care and funeral services industries. Prior to that time, Mr. Barger was Vice President of Finance and Chief Financial Officer of Worthington Industries, Inc., a diversified steel processor, since September 1993 and was employed by B. F. Goodrich Company, manufacturer of automobile tires and related products, from 1973 to 1993. Mr. Barger currently serves on the board of Gardner Denver Machinery Inc.

     Mr. Sebastian retired from Cooper Industries, Inc. in 1995, and for more than five years prior to his retirement, he served as Executive Vice President. Mr. Sebastian currently serves on the board of Cooper Cameron Corporation.

     Mr. Flaum has been employed in the principal occupation shown above, or in a similar one with the same employer, for more than five years.

     Ms. Davis has been employed in the principal occupation shown above, or in a similar one with the same employer, for more than five years. Ms. Davis currently serves on the board of Butler Manufacturing.

                      Committees of the Board of Directors

     Pursuant to the Company's Bylaws, the Board of Directors has established several committees, including an Executive Committee, an Audit and Environmental Compliance Committee, a Compensation and Management Development Committee, a Nominating and Corporate Governance Committee and a Finance and Investment
Committee. During fiscal 2000, the Board of Directors met seven times, the Compensation and Management Development Committee met five times, the Nominating and Corporate Governance Committee met three times, and the Audit and Environmental Compliance Committee and the Finance and Investment Committee each met twice. The Executive Committee did not meet. All directors attended more than 75% of the combined number of Board meetings and meetings of committees of which they are members, except for Mr. Pfeiffer who was unable to participate in two Board meetings and an Audit Committee meeting due to illness.

Audit and Environmental Compliance Committee

     The current members of the Audit and Environmental Compliance Committee are Ms. Davis and Messrs. Pfeiffer, Flaum and Barger, who is Chairman. The Audit and Environmental Compliance Committee's responsibilities to the Board are detailed in the following Charter:

                               QUANEX CORPORATION
                             AUDIT AND ENVIRONMENTAL
                          COMPLIANCE COMMITTEE CHARTER

Purpose

     The primary purpose of the Audit and Environmental Compliance Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including review of the financial reports and other financial information provided by the Company to the public and governmental and regulatory bodies, the Company's systems of internal accounting, the Company's financial controls, the annual independent audit of the Company's financial statement, and compliance with applicable laws and regulations relating to the health, safety and the environment which may represent material financial exposure to the Company.

     In discharging its role, the committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel to the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; and, accordingly, the independent auditors are ultimately accountable to the Board through the Committee.

     The Committee will review and reassess the adequacy of this Charter on an annual basis.

Membership

     The Committee will be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Audit Committee Policy of the New York Stock Exchange. Accordingly members will be independent outside directors who, in the judgment of the Board, are financially literate or who can become financially literate within a reasonable period of time after appointment to the Committee. At least one member of the Committee will have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

Key Responsibilities

     The Committee's job is one of review and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management and the independent auditors have more time, knowledge, and detailed information concerning the Company than do Committee members. Consequently, in performing its functions, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work. Additionally, in performing the review of environmental compliance, the Committee recognizes that management and outside experts have more time, knowledge, and detailed information concerning the Company than do Committee members.

     The following functions will be the common recurring activities of the Committee. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

     o The Committee will review with management and the independent auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K and review and consider with the independent auditors the matters remaining to be discussed by Statement of Auditing Standards No. 61, as it may be modified or supplemented.

     o As a whole or through the Committee chair, the Committee will review with the independent auditors the Company's interim financial results.

     o The Committee will discuss with management and independent auditors the quality and adequacy of the Company's internal controls.

     o    The Committee shall:

          1. Obtain from the independent auditors annually, a formal written statement delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard Number 1;

          2.   Discuss  with  the   independent   auditors  any  such  disclosed
               relationships and their impact on the auditors' objectivity and independence; and

          3. Recommend that the Board take appropriate action in response to the independent auditors' report to satisfy itself of the auditors' independence.

     o The Committee and the Board will have the ultimate authority and responsibility to select, evaluate and where appropriate, replace the independent auditors.

     o    Review  annually  the  Company's  Risk  Management   program  and  the
          Company's program relating to monitoring compliance with the Company's Standards of Business Conduct.

     o Review annually any environmental issues and the adequacy of the Company's program relating to monitoring compliance with applicable laws relating to health, safety and the environment.

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statement are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company's policies.

           Report of the Audit and Environmental Compliance Committee

     We have reviewed and discussed the Company's audited financial statements for the year ended October 31, 2000 with management and with Deloitte & Touche LLP, certified public accountants, the independent auditors and accountants for the Company. In addition, we discussed with Deloitte & Touche LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) with respect to those statements.

     We have received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with Deloitte & Touche LLP its independence in connection with its audit of the Company's most recent financial statements.

     Based on these reviews, discussions, and management's assurances, we recommended to the board of directors that these audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2000.

     Donald G. Barger, Jr., Susan F. Davis, Russell M. Flaum and Carl E. Pfeiffer are the members of the Audit and Environmental Compliance Committee. Each of these persons is independent, as defined in Sections 303.01(B)(2)(a) and
(3) of the New York Stock Exchange's listing standards.

     The board of directors has adopted a written charter for the Audit and Environmental Compliance Committee, a copy of which is contained in this Proxy Statement.

     The information in the foregoing three paragraphs shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate these paragraphs by reference.

                                   Audit and Environmental Compliance Committee
                                   Donald G. Barger, Jr., Chairman
                                   Susan F. Davis
                                   Russell M. Flaum
                                   Carl E. Pfeiffer

Compensation and Management Development Committee

     The  current  members  of  the  Compensation  and  Management   Development
Committee are Ms. Davis and Messrs. Scorsone and Sebastian, who is Chairman. This Committee's responsibilities to the Board include the following:

     1) Review, approve and report to the Board of Directors regarding the Company's overall compensation policy, including compensation philosophy and strategy, short- and long-term incentive plans and programs, stock ownership plans, and employee benefit plans.

     2) Review and report to the Board of Directors annually on the performance of the Chief Executive Officer and review with the Chief Executive Officer the performance of each of the senior executives of the Company. Senior executives include all officers of the Company and the president or senior manager of each business group.

     3) Review and approve the compensation to be paid to officers and key employees of the Company.

     4) Review and approve the establishment and administration of stock bonus plans and stock option plans for employees and non-employee directors.

     5) Serve as the appropriate committee to administer the Company's Executive Incentive Compensation Plan (EICP) and to approve the establishment of targets for such Plan and to approve all awards under such Plan.

     6) Review the structural organization of the Company and assist the Chief Executive Officer in developing recommendations for the selection of senior management personnel and their replacements and successors.

     7) Review the adequacy of the management development program/process to assure a capable cadre of personnel to support the senior managerial needs of the Company.

Executive Committee

     The current members of the Executive Committee are Messrs. Pfeiffer, Sebastian, and Oechsle, who is Chairman. This committee acts on behalf of the Board between regularly scheduled meetings of the Board of Directors.

Nominating and Corporate Governance Committee

     The current members of the Nominating and Corporate Governance Committee are Ms. Davis and Messrs. Sebastian and Scorsone, who is Chairman. This Committee's responsibilities to the Board include the following:

     1) Study and review with management the overall effectiveness of the organization of the Board and the conduct of its business, and make recommendations to the Board of Directors, as appropriate.

     2) Develop and maintain criteria and procedures for the identification and recruitment of candidates for election to serve as directors of the Company.

     3) Review the appropriateness and adequacy of information supplied to directors prior to and during Board of Directors meetings.

     4) Review director class each year and recommend directors for election or re-election.

     5) Review and make recommendations to the Board of Directors with respect to compensation to be paid or provided to members of the Board of Directors.

     6)   Evaluate annually the performance of the Board of Directors.

     7) Consider nominees for director recommended by stockholders of the Company, provided such recommendations are addressed to the chairman of the Committee at the Company's principal executive office and received by the chairman before November 1 of each year with respect to the annual stockholders' meeting that is held thereafter.

Finance and Investment Committee

     The current members of the Finance and Investment Committee are Messrs. Barger, Pfeiffer and Flaum, who is Chairman. This committee's responsibilities to the Board include the following:

     1) Review, as appropriate, advise and consult with senior management concerning the general financial affairs of the Company including the capital structure of the Company, financing plans, cash flow projections, dividend policy, stock re-purchase programs, currency exchange agreement procedure, loan agreements, capital investment policy, and appropriate target rates of return.

     2)   Monitor  and  review  the  establishment  of  investment   objectives,
          policies, and performance criteria for the management of the Company's retirement and benefit plan assets.

                             Nomination of Directors

     The Company's Bylaws provide that, subject to certain limitations discussed below, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at the meeting. The Company's Bylaws also provide that a stockholder must give written notice of such stockholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of Stockholders, 90 days prior to the anniversary date of the date of the immediately preceding Annual Meeting, and (ii) with respect to an election to be held at a Special Meeting of Stockholders for the election of directors, or otherwise, the close of business on the tenth day following the date on which a written statement setting forth the date of such meeting is first mailed to stockholders provided that such statement is mailed no earlier than 120 days prior to the date of such meeting. Notwithstanding the foregoing, if an existing director is not standing for re-election to a directorship which is the subject of an election at such meeting or if a vacancy exists as to a directorship which is the subject of an election, whether as a result of resignation, death, an increase in the number of directors, or otherwise, then a stockholder may make a nomination with respect to such directorship at any time not later than the close of business on the tenth day following the date on which a written statement setting forth the fact that such directorship is to be elected and the name of the nominee proposed by the Board of Directors is first mailed to stockholders. Each notice of a nomination from a stockholder shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholders as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations); and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Subject to the exceptions discussed above, written notice of a stockholder's intent to nominate a person for director at the 2002 Annual Meeting must be given on or before November 24, 2001.

                              Director Compensation

     Directors (other than Mr. Oechsle, who is an officer of the Company) have been paid a fee of $6,000, four times a year, at regular quarterly meetings and $1,250 for attendance at each meeting of the Board and $1000 for each committee meeting attended. With the exception of the Executive Committee Chair, Committee Chairs receive a fee of $625 four times a year. Travel and lodging expenses incurred by directors to attend such meetings are also paid by the Company. Non-employee directors who first became directors prior to July 1, 1997, are the beneficiaries of life insurance policies provided by the Company at a cost ranging from approximately $2,000 to $3,000 per director for fiscal 2000.

     At the Annual Meeting of Stockholders held on February 22, 1996, the stockholders of the Company approved an amendment to the Quanex Corporation Deferred Compensation Plan (the "DC Plan") that provided for (i) the addition of a Common Stock election as an option for certain participants and (ii) a 20% Company matching award for participants electing to make their deferrals in the form of Common Stock. Under the terms of the DC Plan, officers and directors may elect to defer a portion of their incentive bonuses and director fees, respectively, awarded or earned during the ensuing plan year to a Common Stock account. If a participant elects to make a deferral to a Common Stock account for a period of three full years or more, a matching award equal to 20% of the amount deferred is made by the Company to such participant's account. The number of shares of Common Stock credited to a participant's deferral and matching account is the number of full shares of Common Stock that could have been purchased with the dollar amount deferred or matched based on the closing price of the Common Stock on the New York

Stock Exchange (the "NYSE") on the day that the amount deferred would have been paid had it not been deferred. Dividends and other distributions declared and paid on the Common Stock will be accrued in the participant's account based upon the number of shares of Common Stock credited to such account. No shares of Common Stock or payments in respect thereof, however, are issued or made to any participant until distribution in accordance with the DC Plan. All participant deferrals and Company matching awards are 100% vested; provided, however, that if a participant receives a benefit from the DC Plan for any reason, other than death, disability or retirement, within three years after a deferral was credited to a Common Stock account, any matching awards made by the Company with respect to the deferral that is held less than three years will be forfeited. Under the terms of the DC Plan, as subsequently amended, in the event of a "change of control" of the Company, any amount credited to a participant's account is fully vested and is payable in cash within five days after the change of control occurs. A "change in control" is defined generally as (i) an acquisition of securities resulting in an individual or entity or group thereof becoming, directly or indirectly, the beneficial owner of 20% or more of either
(a) the Company's then-outstanding Common Stock or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in a majority of the persons who are members of the Board of Directors as of June 1, 1999 (the "Incumbent Board"), (iii) generally, a reorganization, merger or consolidation or sale of the Company or disposition of all or substantially all of the assets of the Company, or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. For this purpose, an individual will be treated as a member of the Incumbent Board if he becomes a director subsequent to June 1, 1999 and his election, or nomination for election by Quanex's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board; unless his initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board. During 1999, the DC Plan was amended to provide that if a participant in the DC Plan is entitled to a cash payment of a bonus under the Quanex Corporation Executive Incentive Compensation Plan and the Company determines that section 162(m) of the Internal Revenue Code of 1986, as amended, may not allow the Company to take a deduction for part or all of the bonus then, the payment of the amount of the bonus that is not deductible by the Company will be delayed and deferred under the provisions of the Plan until the 76th day following the end of the fiscal year of the Company in which the bonus was earned. During fiscal 2000, Messrs. Barger and Scorsone elected to defer director fees of $9,375 and $10,375, respectively, under the DC Plan in the form of Common Stock and their accounts were credited with 511 and 568 shares of Common Stock, respectively. In addition, pursuant to the terms of the DC Plan, the Company made matching awards to their respective accounts of 105 and 119 shares of Common Stock.

     At the Annual Meeting of Stockholders held on February 26, 1998, the stockholders of the Company approved the Quanex Corporation 1997 Non-Employee Director Stock Option Plan (the "1997 Plan"), which provides for the granting to non-employee directors of options to purchase an aggregate of 400,000 shares of Common Stock. The 1997 Plan currently provides for grants of options, to be determined by the Board of Directors, to all non-employee directors on each October 31 on which the director serves as a director of the Company. Option agreements for options granted under the 1997 Plan may provide that the options are transferable to or for the benefit of certain family members. The 1997 Plan, as subsequently amended, provides that options granted under the 1997 Plan after December 31, 1999 may continue to be exercisable and shall continue to vest for a period of not longer than three years after the death, disability or retirement of the non-employee director. During fiscal 2000, Ms. Davis and Messrs. Barger, Flaum, Pfeiffer, Scorsone and Sebastian were each granted options under the 1997 Plan to purchase 2,000 shares of Common Stock with an exercise price of $19.8125. Mr. Sebastian was granted an option to purchase 6,000 additional shares at an exercise price of $19.8125. The purpose of this grant was to recognize the significant amount of extra effort required as Chairman of the Compensation and Management Development Committee in leading the external search for a Chief Executive Officer to replace Mr. Oechsle, who announced his plans to retire as chief executive officer during 2001. There are currently 364,000 shares of Common Stock remaining available for option grants under the 1997 Plan.

     The Company also has in effect the Quanex Corporation Non-Employee Director Retirement Plan (the "Retirement Plan"), which provides non-employee directors who have served on the Board of Directors of the Company for at least ten full years an annual payment after retirement from the Board equal to the base annual director retainer fee received by the director at the time such director ceases to serve on the Board. Under the Retirement Plan, the Company will continue to make an annual payment for a period equal to the aggregate length of time the director served on the Board of Directors as a non-employee director, unless earlier terminated due to (i) the death of the director, (ii) the expiration of two years following the termination of the Retirement Plan or (iii) the director serving as a director, officer or employee of a competitor of the Company.

                               Further Information

Principal Stockholders

     The following table sets forth as of November 30, 2000, the beneficial ownership of each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock. Such information is based upon information provided to the Company by such persons or their required SEC filings.

                                                                                     Amount and
                                                                                      Nature of
                                                                                     Beneficial        Percent
Name and Address                                                                      Ownership          (%)
------------------                                                                  ------------      --------
Wallace R. Weitz & Company, One Pacific Place, Suite 600,
Omaha, NE 68124                                                                     1,114,100(1)         8.2

Dimensional Fund Advisors, Inc., 1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401                                                                830,302(2)         7.5

Merrill Lynch Investment Management, Inc.,
Equity Funds Group, 800 Scudders Mill Road,
Plainsboro, NJ 08536-1606                                                           1,005,200(1)         7.4

Putnam Investment Management, 1 Post Office Square,
Boston, MA,02109-2137                                                                 716,500(1)         5.3

Barclays Global Investors, N.A., 45 Fremont Street,
San Francisco, CA 94105-2228                                                          713,500(1)         5.2

----------
(1)  Has sole voting power of all shares.

(2) Dimensional Fund Advisors, Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to fourinvestment companies registered under the Investment Company Act of 1940, and servesas investment manager to certain other investment vehicles, including commingled group trusts. In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power with respect to all shares owned.

                             Common Stock Ownership

     The following table sets forth as of December 31, 2000, the number and percentage of beneficial ownership of shares of Common Stock, the shares of Common Stock credited under the Deferred Compensation Plan, the principal amount of the Company's 6.88% Convertible Subordinated Debentures (the "Debentures") owned, the amount of shares obtainable upon conversion of the debentures owned and the amount of shares obtainable upon conversion of options exercisable (or exercisable within 60 days) for each current director and nominee for director of the Company, the executive officers named in the compensation table on page 15 of this Proxy Statement, and all officers and directors as a group.

                            Common   Common Stock   Face Value     Common     Common Stock
                             Stock     Credited    of Debentures  Stock of     Underlying
                           Owned of      Under     Beneficially   Converted    Exercisable
Name                        Record      DC Plan        Owned      Debentures     Options      Total   Percent
----                        ------      -------        -----      ----------     -------      -----   -------
Donald G. Barger, Jr.         1,000        2,359            $0           0         25,000     28,359       *
James H. Davis                5,020            0             0           0        115,332    120,352       *
Susan F. Davis                1,000          786       $15,000         476          7,000      9,262       *
Russell M. Flaum                250          230            $0           0          9,333      9,813       *
Paul J. Giddens                   0       11,617            $0           0         14,333     25,950       *
Robert V. Kelly, Jr.         31,958            0            $0           0        109,432    141,390     1.0
Terry M. Murphy               5,772        5,101            $0           0          9,999     20,872       *
Vernon E. Oechsle            28,712       43,779            $0           0        255,866    328,357     2.4
Viren M. Parikh               4,360       15,223       $50,000       1,587         42,832     64,002       *
Carl E. Pfeiffer             17,865            0            $0           0         15,000     32,865       *
Terry A. Schroeder            2,190            0            $0           0         51,499     53,689       *
Vincent R. Scorsone           7,000        4,545      $148,000       4,697         25,000     41,242       *
Michael J. Sebastian         20,200            0      $195,000       6,187         19,000     45,387       *
All Officers and
  Directors as a group      125,327       83,640      $408,000      12,947        699,626    921,540     6.8

----------
*    Less than 1.0%

     Unless otherwise indicated, directors and officers have sole voting and investment power with respect to the securities they own.

                               Executive Officers

     Set forth below is certain information concerning the executive officers of the Company, each of whom serves at the pleasure of the Board of Directors. There is no family relationship between any of these individuals or any of the Company's directors.

Name and Age                                                  Office and Length of Service
--------------                                                ----------------------------
Vernon E. Oechsle; 58                    Chairman of the Board since 1999, Chief Executive Officer since 1996,
                                         President since 1995 and Chief Operating Officer from 1993 to 1995
Terry M. Murphy; 52                      Vice President of Finance and Chief Financial Officer since 1999
Paul J. Giddens; 56                      Vice President of Human Resources since 1998
Robert V. Kelly, Jr.; 62.                Vice President since 1979 (also Group President since 1982)
Viren M. Parikh; 58                      Controller since 1993
*Terry A. Schroeder; 52                  President of Nichols Aluminum since 1996

----------
* Although Mr. Schroeder is not an executive officer of the Company, he performs a policymaking function for the Company in his capacity as the President of the Company's Nichols Aluminum Division. Accordingly, for purposes of this Proxy Statement, he is considered to be an executive officer of the Company.

     Mr. Oechsle was elected Chairman of the Board on February 25, 1999 and was named President and Chief Executive Officer of the Company on January 1, 1996. Prior to that time, Mr. Oechsle was President since 1995 and Chief Operating Officer of the Company since 1993. Prior to that time, Mr. Oechsle was Executive Vice President of the Automotive Sector of Allied Signal since December 1990 and Group Vice President of Dana Corporation since January 1985.

     Mr. Murphy was named Chief Financial Officer and Vice President of Finance of the Company on July 1, 1999. Prior to that time, Mr. Murphy was Senior Vice President, Finance and Chief Financial Officer for The Barnes Group Inc., a diversified manufacturer of metal parts and distributor of industrial supplies, from 1997 to 1999 and Vice President and Chief Financial Officer of Kysor Industrial Corporation, a manufacturer of commercial refrigeration products, from 1992 to 1997. Prior to that time, Mr. Murphy was Vice President of Finance, Treasurer and Chief Financial Officer of Northwest Telecommunications from 1986 to 1992.

     Mr. Giddens was named Vice President of Human Resources of the Company on September 1, 1998 and prior to that time was Corporate Director of Human Resources for Barnes Group, Inc. since June 1997 and Vice President of Human Resources for York & Associates, Inc., a business information systems consulting firm, since October 1996. Prior to that time, Mr. Giddens was Corporate Director of Human Resources for Georgia Pacific Corporation, a forest products company, since July 1992 and Manager of Human Resources & Organizational Development for General Electric Company since April 1985.

     Mr. Kelly has been principally employed in the position shown above for more than five years.

     Mr. Parikh has been with the Company for more than five years and from November 1, 1983, served as Tube Group Controller until April 1, 1993 when he was named Controller.

     Mr.  Schroeder  was  named  President  of the  Company's  Nichols  Aluminum
Division on August 19, 1996. Prior to that time, Mr. Schroeder served as President and General Manager of Borg Warner Automotive's Controls Group business since 1993 and as Vice President -- General Manager for the Commercial Industrial Division of ITT Cannon since 1988.

                               QUANEX CORPORATION
                COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
                             REPORT TO SHAREHOLDERS
                            ON EXECUTIVE COMPENSATION

            COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

     The Compensation and Management Development Committee (the "Committee") of your Board of Directors is pleased to present its annual report which is intended to update shareholders on the results of the executive compensation program. This report summarizes the responsibilities of the Committee, the compensation policy and objectives that guide the development and administration of the executive compensation program, each component of the program, and the basis on which the compensation for the Chief Executive Officer, corporate officers and other key executives was determined for the fiscal year end October 31, 2000.

     During the fiscal year ended October 31, 2000, the Committee was comprised of the following Board Members, all of whom were non-employee directors of the
Company: Michael J. Sebastian, Chairman, Susan F. Davis, and Vincent R. Scorsone. The Committee's responsibilities are to oversee the development and administration of the total compensation and benefits programs for corporate officers and key executives, and administer the executive annual incentive and stock incentive plans. In addition to these duties, the Committee also oversees the senior management selection, development and succession processes of the Company. During the 2000 fiscal year, the Committee met four times.

EXECUTIVE COMPENSATION PHILOSOPHY

     The objective of the executive compensation program is to create financial incentive for corporate officers and key executives to achieve performance plans by offering them the opportunity to earn above average compensation when the Company achieves above average results. To achieve this objective, the Company emphasizes variable incentive pay. The executive compensation program includes base salary, annual cash incentive compensation, long-term stock based grants and awards, and executive benefits.

     On an annual basis the Committee, in conjunction with executive management, assesses the effectiveness of the overall program and compares the compensation levels of its executives and the performance of the Company to the compensation received by executives and the performance of similar companies. The primary market comparisons are made to a broad group of manufacturing companies, adjusted for size and job responsibilities. This group is broader than the peer companies included in the Relative Market Performance graph presented elsewhere in this Proxy Statement and is used because it is more representative of the market in which the Company competes for executive talent and provides a consistent and stable market reference from year to year. As a secondary validation, however, the pay levels of the peer companies are compared against the broad manufacturing group and have been found to be comparable. Data sources include national survey databases, proxy disclosures, and general trend data which are updated annually.

     Variable incentives, both annual and longer-term, are important components of the program and are used to link pay and performance results. Longer-term incentives are designed to create a heavy emphasis on the increase in total shareholder value as measured by share price appreciation and dividends. The annual incentive plans measure a combination of corporate and group profitability using return on equity, return on investment, and cash flow. Executives with Company-wide responsibilities are measured on overall Company results. Executives with specific business unit responsibilities are measured on both Company-wide and business unit results. Variable incentive awards and performance standards are calibrated such that total compensation will generally approximate the market 75th percentile when Company performance results are at the 75th percentile.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based." For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by shareholders. In general, the Company believes that compensation relating to options granted under its current employee stock option plans should be excluded from the $1 million limitation. Compensation relating to the Company's restricted stock and incentive compensation awards do not currently qualify for exclusion from limitations, given the discretion that is provided to the Committee under the Company's plans in establishing the performance goals for such awards. The Committee believes that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities and results in increased benefit to the Company's shareholders. Incentive awards for fiscal year 2000 were determined based on the predetermined quantitative performance standards. The Committee, however, will continue to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

     The following is a discussion of each of the principal components of the total executive compensation program. There have been no major changes in the executive compensation program during the 2000 fiscal year.

Base Salary

     The base salary program targets the median of the primary comparison group. Each executive is reviewed on an annual basis. Salary adjustments are based on the individual's experience and background, performance during the prior year, the general movement of salaries in the marketplace, and the Company's financial position. Due to these factors, an executive's base salary may be above or below the median at any point in time. Overall, the base salaries of the corporate officers and key executives approximate the median.

Annual Incentive Compensation

     The Committee administers the Executive Incentive Compensation Program ("EICP") for corporate officers and selected key executives. The goal of the EICP is to reward participants in proportion to the performance of the Company and/or the business unit for which they have direct responsibility.

     The EICP relies primarily on predetermined, objective performance measures. For officers with corporate responsibilities, the performance measures include the ratio of cash flow to revenues, return on common equity, and return on investment. For group and subsidiary executives, the performance measures include the business unit ratio of cash flows to revenues and business unit return on controllable investment.

     Based primarily on objective standards established at the beginning of the fiscal year, awards are calibrated at the 75th percentile if the Company achieves 75th percentile performance results. For fiscal year 2000, the performance results and incentive awards were consistent with this strategy.

Long-Term Stock Based Compensation

     The goal of the Company's long-term stock based incentive program is to directly link a significant portion of the executive's compensation to the enhancement of shareholder value. In addition, longer term incentives encourage management to focus on the longer term development and prosperity of the Company, in addition to annual operating profits. The Company encourages its top management group to own and maintain significant stock holdings.

     The Company annually grants stock options to its key executives based on competitive multiples of base salary. Senior executives typically receive a higher multiple and, as a result, have a greater portion of their total compensation linked to increases in shareholder value. In determining the appropriate grant multiples, the Company compares itself to publicly traded companies of comparable size for whom stock is a significant part of total compensation. The ultimate value of any stock option is based solely on the increase in value of the shares over the grant price. Options have historically been granted at fair market value on the date of the grant, have a term of ten years, and vest over a three-year period. During fiscal year 2000 the Committee granted options to purchase shares of common stock to executive officers of the Company consistent with this policy.

Executive Benefits

     The Company believes that it is critical in attracting and retaining top caliber executives to provide comprehensive benefits that address the unique circumstances of executives. In particular, limitations imposed on the benefits payable from qualified welfare and retirement plans give rise to the need for supplemental non-qualified plans to replace the benefits lost due to these limitations and provide a mechanism for recruiting and retaining long service executives. The Company provides corporate officers with supplemental retirement and life insurance benefits.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer, Mr. Oechsle, participates in the executive compensation program described in this report.

     In fiscal year 2000, Mr. Oechsle's base salary remained at $530,000.

     For fiscal year 2000, Mr. Oechsle received an annual incentive award of $263,386 based on the objective performance measures set out in the EICP, which were adversely impacted by the results at Piper Impact. Mr. Oechsle elected to defer 20% of his incentive award into his Common Stock account under the DC Plan. In accordance with the DC Plan, Mr. Oechsle received a Company matching award equal to 20% of the shares credited, if they are held for at least three years.

     In fiscal year 2000, Mr. Oechsle was granted options to purchase 70,000 shares of Common Stock with an exercise price of $18.1875 (fair market value on the date of the grant).

                               Respectfully submitted,


                               Compensation and Management Development Committee Michael J. Sebastian, Chairman
                               Susan F. Davis
                               Vincent R. Scorsone

The following table sets forth information concerning the cash compensation and additional incentive compensation paid by the Company to the Chief Executive Officer and to each of the Company's four most highly compensated executive officers for each of the last three fiscal years.

                           Summary Compensation Table

                                                                                         Long Term Compensation
                                                                                  --------------------------------------
                                                 Annual Compensation                       Awards               Payouts
                                        ------------------------------------      -------------------------    ---------
                (a)            (b)        (c)           (d)             (e)          (f)              (g)        (h)        (i)
                                                                       Other
                                                                      Annual     Restricted                               All Other
                                                                      Compen-       Stock                       LTIP       Compen-
                                        Salary       Bonus(1)        sation(2)   Award(s)(3)       Options/    Payouts    sation(4)
Name and Principal Position   Year        ($)           ($)             ($)          ($)            SARs(#)      ($)         ($)
---------------------------   ----     ---------     ---------       ---------   -----------       --------    -------    ---------
Vernon E. Oechsle,             2000      530,016       263,386         90,219             0          70,000        0        14,626
  Chairman of the Board and    1999      512,516       589,625         84,905             0          61,500        0        33,387
  Chief Executive Officer      1998      485,428       440,883         92,238             0          70,000        0        26,003

James H. Davis,                2000      345,428       159,395         16,507             0               0        0        89,081
  President and                1999      331,846       354,501         13,484             0          32,000        0        74,900
  Chief Operating Officer      1998      317,840       266,095         14,405             0          37,000        0        57,019

Terry M. Murphy, (5)           2000      244,167       156,746          4,761             0          25,000        0        39,856
  Vice President - Finance     1999       80,000        78,891              0       171,000          30,000        0           500
  Chief Financial Officer      1998            0             0              0             0               0        0             0

Robert V. Kelly, Jr.,          2000      264,167       193,866          4,026             0          25,000        0         4,250
  Vice President and           1999      252,428       263,075          9,498             0          20,000        0         4,000
  MacSteel President           1998      235,333       240,385          5,807             0          22,000        0         3,116

Terry A. Schroeder, (6)        2000      238,531       134,853              0             0          24,000        0        11,050
  Nichols Aluminum             1999      226,346       132,425              0             0          20,000        0        10,400
  President                    1998      214,036        61,032              0             0          20,000        0        12,500

----------
(1) Annual bonus compensation amounts are earned and accrued during the fiscal years indicated and paid in the following year. The bonus amounts for fiscal year 2000 also include the dollar value of the portion of the bonuses deferred by each of Messrs. Oechsle, Davis and Murphy under the Company's DC Plan. Such amounts, if not deferred, would have been payable to each of such officers on December 7, 2000. Under the terms of the DC Plan, participants may elect to defer a portion of their incentive bonus to a Common Stock and/or cash account. If a participant elects to defer a portion of his bonus to a Common Stock account for a period of three full years or more, a matching award equal to 20% of the amount deferred is made by the Company to such participantaccount. The number of shares of Common Stock credited to each participant's deferral and matching account is the number of full shares of Common Stock that could have been purchased with the dollar amount deferred and matched based upon the closing price of the Common Stock on the NYSE on the day that the bonus would have been paid had it not been deferred. No shares of Common Stock or payments in respect thereof, however, are issued or made to any participant until distribution in accordance with the DC Plan. All participant deferrals and Company matching awards are 100% vested; provided, however, that if a participant receives a benefit from the DC Plan for any reason, other than death, disability or retirement, within three years after a deferral was credited to a Common Stock account, any matching awards made by the Company with respect to the deferral that is held less than three years will be forfeited. In fiscal year 2000, the dollar value of the bonuses deferred under the DC Plan to a Common Stock account by Messrs. Oechsle, Davis and Murphy were $52,677, $159,395 and $78,373, respectively. Based upon the closing price of the Common Stock on the NYSE on such date, of $18.4375 per share, 2,857, 8,645 and 4,250 shares of Common Stock were credited under the DC Plan to the accounts of Messrs. Oechsle, Davis and Murphy, respectively. In fiscal 2000, Mr. Murphy deferred $78,373 into the cash account of the DC Plan.

(2) Represents amounts reimbursed during the fiscal year for the payment of taxes as well as perquisites and other personal benefits which totaled or exceeded the lesser of $50,000 or 10% of the total annual salary and bonus for each named officer. For individuals above whose perquisites and other personal benefits met this threshold for any one year, these amounts were included in all years presented for comparability. Of the perquisites and other personal benefits reported in "Other Annual compensation" above, Mr. Oechsle received financial planning services of $32,713, which exceeded 25% of his total perquisites and other personal benefits in 2000.

(3) Mr. Murphy received 6,000 restricted stock awards on July 1, 1999. The closing stock price on that date was $28.50. These awards vest in 331/3% increments on each of the first through third anniversaries of the date of the awards. Dividends are paid on these restricted shares. As of October 31, 2000, the remaining 4,000 unvested restricted shares were valued at $79,250 using the closing market price of $19.8125 on that date.

(4) Includes matching contributions made by the Company to defined contribution plans for each of the fiscal years indicated. The amounts shown also include the dollar value of the number of shares of Common Stock credited by the Company to the accounts of each participant in the DC Plan who elected to defer a portion of their bonus in the form of Common Stock. For fiscal year 2000, the number of shares of Common Stock credited by the Company as matching contributions under the DC Plan to the accounts of Messrs. Oechsle, Davis and Murphy were 572, 1,730 and 851 shares, respectively. Based on the closing price of the Common Stock on the NYSE on December 7, 2000, of $18.4375 per share, the dollar value of the number of shares of Common Stock credited by the Company in fiscal year 2000 to the accounts of Messrs. Oechsle, Davis and Murphy were $10,546, $31,897 and $15,690, respectively. Based on the closing price of the Common Stock on the NYSE on December 8, 1999, of $19.375 per share, the dollar value of the number of shares of Common Stock credited by the Company in fiscal year 1999 to the accounts of Messrs. Oechsle, Davis and Murphy were $29,489, $70,912 and $0, respectively. Based on the closing price of the Common Stock on the NYSE on December 9, 1998, of $18.6875 per share, the dollar value of the number of shares of Common Stock credited by the Company in fiscal year 1998 to the accounts of Messrs. Oechsle, Davis and Murphy were $22,044, $53,219 and $0, respectively. Additionally, the amounts shown for fiscal 2000 include moving expense reimbursements for Mr. Murphy and payment of accrued, but unused vacation for Mr. Davis who retired.

(5) Joined the Company in July 1999 as Vice President - Finance and Chief Financial Officer.

(6) Although Mr. Schroeder is not an executive officer of the Company, he performs a policy making function for the Company as the President of the Company's Nichols Aluminum Division. Accordingly, for purposes of this Proxy Statement, he is considered to be an executive officer of the Company.

                      Option/SAR Grants in Last Fiscal Year

                                                                                                  Grant Date
                                                  Individual Grants                                  Value
                                    --------------------------------------------                  -----------
        (a)                                (b)             (c)           (d)           (e)            (f)
                                                       % of Total
                                                        Options/
                                                          SARs
                                        Options/       Granted to     Exercise                       Grant
                                          SARs          Employees      Or Base                       Date
                                       Granted(1)       in Fiscal       Price      Expiration       Present
Name                                       (#)            Year        ($/Share)       Date       Value ($)(2)
------                                 -----------     -----------    --------     ----------     -----------
Vernon E. Oechsle                        70,000          28.7%        $18.1875       10-26-10      $432,600
James H. Davis                                0           0.0%        $18.1875       10-26-10            $0
Terry M. Murphy                          25,000          10.2%        $18.1875       10-26-10      $154,500
Robert V. Kelly, Jr                      25,000          10.2%        $18.1875       10-26-10      $154,500
Terry A. Schroeder                       24,000           9.8%        $18.1875       10-26-10      $148,320

----------

(1) All stock options granted in fiscal year 2000 become exercisable in 331/3% increments maturing cumulatively on each of the first through third anniversaries of the date of grant and must be exercised no later than ten years from the date of grant.

(2) Calculated using the Black-Scholes option pricing model. The calculation assumes volatility of 42.92%, a risk free interest rate of 5.72%, an annual dividend yield of 3.35%, a 5-year weighted average expected option life, and option grants at $18.1875 per share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values

                   (a)              (b)                (c)                       (d)                             (e)
                                                                                                              Value of
                                                                              Number of                      Unexercised
                                                                             Unexercised                    In-the-Money
                                                                            Options/SARs                    Options/SARs
                              Shares Acquired         Value                 at FY-End (#)                   at FY-End ($)
Name                          on Exercise(#)       Realized($)        Exercisable/Unexercisable       Exercisable/Unexercisable
------                        --------------       -----------        -------------------------       -------------------------
Vernon E. Oechsle                   -0-                -0-                 255,866/134,334                $29,375/$113,750
James H. Davis                      -0-                -0-                 115,332/33,668                       $0/$0
Terry M. Murphy                     -0-                -0-                  9,999/45,001                     $0/$40,625
Robert V. Kelly, Jr                 -0-                -0-                 109,432/45,668                    $0/$40,625
Terry A. Schroeder                  -0-                -0-                  51,499/44,001                    $0/$39,000

                  ANNUAL RETIREMENT BENEFIT EXAMPLES AT AGE 65


                                         Years of Service
                 ---------------------------------------------------------------
Remuneration          15                20               25          30 or Over
------------     ------------      ------------     ------------    ------------
$125,000            $51,563           $68,750          $85,938         $100,000
$150,000             61,875            82,500          103,125          120,000
$175,000             72,188            96,250          120,313          140,000
$200,000             82,500           110,000          137,500          160,000
$225,000             92,813           123,750          154,688          180,000
$250,000            103,125           137,500          171,875          200,000
$300,000            123,750           165,000          206,250          240,000
$350,000            144,375           192,500          240,625          280,000
$400,000            165,000           220,000          275,000          320,000
$450,000            185,625           247,500          309,375          360,000
$500,000            206,250           275,000          343,750          400,000
$550,000            226,875           302,500          378,125          440,000
$600,000            247,500           330,000          412,500          480,000
$650,000            268,125           357,500          446,875          520,000
$700,000            288,750           385,000          481,250          560,000
$750,000            309,375           412,500          515,625          600,000
$800,000            330,000           440,000          550,000          640,000
$850,000            350,625           467,500          584,375          680,000
$900,000            371,250           495,000          618,750          720,000

     The above retirement benefit examples are subject to deduction for benefits under Social Security. Benefits provided under the Company's pension plans are determined on a life annuity basis but optional forms of benefits are available. Compensation used for the Company's pension plans is essentially the individual's cash compensation plus deferrals under the Quanex Corporation Employee Savings Plan as well as the DC Plan, and is that compensation shown as "Salary" and "Bonus" in the Summary Compensation Table. The Quanex Corporation Salaried Employees' Pension Plan uses an average of the five highest consecutive calendar years compensation and the Quanex Corporation Supplemental Benefit Plan uses an average of the highest 36 consecutive months of compensation.

     As of November 1, 2000, the individuals named in the Summary Compensation Table had the following years of service under the Company's pension plans: Mr. Oechsle -- 7; Mr. Davis -- 5; Mr. Murphy -- 1; Mr. Kelly, Jr. -- 23. Mr. Schroeder is an employee of the Company's Nichols Aluminum Division and, as such, he is not eligible to participate in the Company's pension plans. Mr.
Schroeder participates in the Nichols 401 (k) Savings Plan, but does not participate in a defined benefit or actuarial plan under which benefits are determined primarily by final compensation and years of service.

                         Change in Control Arrangements

     The Company has entered into change in control agreements with all of its executive officers. The form of agreement provides that in the event of a "change in control" of the Company, the executive agrees to remain in the employ of the Company for a period of at least three years. A "change in control" is defined generally as (i) an acquisition of securities resulting in an individual or entity or group thereof becoming, directly or indirectly, the beneficial owner of 20% or more of either (a) the Company's then-outstanding Common Stock or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in a majority of the members of the Board of Directors as of the effective date of the agreement (the "Incumbent Board"), (iii) generally, a reorganization, merger or consolidation or sale of the Company or disposition of all or substantially all of the assets of the Company, or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. For this purpose, an individual will be treated as a member of the Incumbent Board if he becomes a director subsequent to the effective date of the agreement and his election, or nomination for election by Quanex stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board; unless his initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board. The agreement contemplates that upon a change in control, the executive will continue to receive substantially the same compensation and benefits from the Company (or its successor) that he received before the change. Upon an event that is a change in control, all options to acquire Common Stock and all stock appreciation rights pertaining to Common Stock held by the executive will immediately vest and be fully exercisable, and all restrictions on restricted Common Stock granted to the executive will be removed and the stock will be fully transferable. If during the three-year period following a change in control the executive's employment is terminated by the Company (or its successor) other than for "cause" (as defined in the agreement), the executive will be entitled to a payment equal to 3 times the sum of (a) the executive's base salary and (b) the executive's annual bonus. Such payment is to be payable in cash.

                  Agreement Regarding Retirement of Mr. Oechsle

     In connection with Mr. Oechsle's announced intention to retire as Chief Executive Officer of the Company and to facilitate the search for a new chief executive officer, Mr. Oechsle has agreed to remain Chief Executive Officer until a new person is elected by the Board. Mr. Oechsle has also agreed to continue his employment with the Company to facilitate the transition until retirement on May 31, 2002, and has agreed not to compete with the Company through October 31, 2004. The Company has agreed to pay Mr. Oechsle his base pay through October 31, 2003, and to consider such date as his retirement date for purposes of the Company's Supplemental Benefit Plan.

                    Relative Market Performance Presentation

     The following graph compares the Company's cumulative total stockholder return for the last five years with the cumulative total return for the Standard & Poor's 500 composite Stock Index (the "S&P 500") and the Company's industry peer group. The Company compiled a new peer group for fiscal year 2000. The new peer group was revised by removing Century Aluminum Co., and adding IMCO
Recycling Inc. in its place. This revision was made due to changes made at Century Aluminum Co., which the Company believes make it less comparable as a peer group member. The "New Peer Group" is comprised of: Birmingham Steel Corp., Carpenter Technology, Commonwealth Industries Inc., IMCO Recycling Inc., Kaiser Aluminum Corp., Keystone Cons. Industries Inc., Laclede Steel Co., Mascotech Inc., NS Group Inc., Oregon Steel Mills Inc., Roanoke Electric Steel Corp., Timken Co., and Worthington Industries. The "Old Peer Group" is comprised of:
Birmingham Steel Corp., Carpenter Technology, Century Aluminum Co., Commonwealth Industries Inc., Kaiser Aluminum Corp., Keystone Cons. Industries Inc., Laclede Steel Co., Mascotech Inc., NS Group Inc., Oregon Steel Mills Inc., Roanoke Electric Steel Corp., Timken Co., and Worthington Industries. The graph below compares the Company to both the Old and the New Peer Groups.

                      Comparative Five-Year Total Returns*
                        Quanex Corp., S&P 500, Peer Group
                    (Performance results through 10/31/2000)









Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in NX common stock, S&P 500, and Peer Group.

*Cumulative total return assumes reinvestment of dividends.

Source: Russell/Mellon Analytical Services

                Compliance with Section 16(a) of the Exchange Act

     To the Company's knowledge and except as set forth below, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year 2000 all Section 16(a) filing requirements were complied with. Mr. Flaum purchased 250 shares of Common Stock in April 1999, which purchase was not reported on a Form 4 until October 2000.

                     Other Matters and Stockholder Proposals

     The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Deloitte & Touche LLP as independent auditors for the year ending October 31, 2001. Representatives of Deloitte & Touche are expected to attend the meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by stockholders.

     At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their judgment on such matters. Any proposals of stockholders to be presented at the Annual Meeting to be held in 2002 that are eligible for inclusion in the Company's Proxy Statement for the meeting under applicable rules of the Securities and Exchange Commission must be received by the Company no later than September 21, 2001.

     The Company's Bylaws provide that, for business to be properly brought before an Annual Meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days (which for the 2002 meeting would be December 24, 2001) nor more than 180 days (which for the 2002 meeting would be August 26, 2001) prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 45 days (which for the 2002 meeting would be April 8, 2001) later than the anniversary date of the immediately preceding Annual Meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the Annual Meeting was mailed to stockholders or the date on which it is first disclosed to the public. A stockholder's notice to the Secretary must set forth with respect to each matter the stockholder proposes to bring before the Annual Meeting (a) a brief description of the business desired to be brought before the Annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder making such proposal, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. In addition, if the stockholder's ownership of shares of the Company, as set forth in the notice is solely beneficial, documentary evidence of such ownership must accompany the notice.



Houston, Texas
January 23, 2001

                                                                          Quanex

Quanex Corporation
1900 West Loop South
Suite 1500
Houston, Texas 77027
(713) 961-4600

                                January 23, 2001

Dear Fellow Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 8:00 a.m., C.S.T., on Thursday, February 22, 2001, at the Company's principal executive offices at 1900 West Loop South, 15th Floor, Houston, Texas.

     This year you will be asked to vote in favor of one proposal. The proposal concerns the election of two directors. This matter is more fully explained in the attached proxy statement, which you are encouraged to read.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU APPROVE THE PROPOSAL AND URGES YOU TO VOTE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Thank you for your cooperation.

                                                     Sincerely,

                                                     /s/ Vernon E. Oechsle

                                                     Vernon E. Oechsle
                                                     Chairman of the Board

--------------------------------------------------------------------------------

PROXY

                               QUANEX CORPORATION

                      PROXY SOLICITED BY BOARD OF DIRECTORS

     If no specification is made, proxies will vote FOR the election of the nominees named on the reverse side or any substitute for them as recommended by the Board of Directors.

     The undersigned stockholder(s) of Quanex Corporation appoints Vernon E. Oechsle and Michael J. Sebastian, or either of them, proxies of the undersigned with power of substitution to vote, as designated on the reverse side of this card, all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at the offices of Quanex Corporation, 1900 West Loop South, 15th Floor, Houston, Texas, on February 22, 2001, or any adjournment or adjournments thereof, on the matters described in the enclosed Proxy Statement dated January 23, 2001.



                 (Continued and to be signed on the other side)

Quanex
QUANEX CORPORATION
C/O PROXY SERVICES
P.O. BOX 9141
FARMINGDALE, NY 11735



                                        VOTE BY PHONE - 1-800-690-6903
                                        Use any touch-tone telephone to transmit
                                        your  voting  instructions.   Have  your
                                        proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

                                        VOTE BY INTERNET - www.proxyvote.com
                                        Use the Internet to transmit your voting
                                        instructions and for electronic delivery
                                        of information.  Have your proxy card in
                                        hand when you access  the web site.  You
                                        will be prompted to enter your  12-digit
                                        Control Number which is located below to
                                        obtain   your   records  and  create  an
                                        electronic voting instruction form.

                                        VOTE BY MAIL -
                                        Mark,  sign and date your proxy card and
                                        return it in the  postage-paid  envelope
                                        we've   provided  or  return  to  Quanex
                                        Corporation,  c/o ADP, 51 Mercedes  Way,
                                        Edgewood, NY 11717.


          TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                                     QUANEX

                       KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                       DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUANEX CORPORATION

1. To elect two directors to serve until the Annual Meeting of Stockholders in 2004.

     01) Carl E. Pfeiffer           02) Vincent R. Scorsone


2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.



For      Withhold   For All             To withhold authority to vote, mark "For
All        All      Except              All Except" and write the nominee's name
                                        on the line below.
()         ()         ()
                                        ________________________________________



Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Proxy.




----------------------------------------       ---------------------------------
Signature [PLEASE SIGN WITHIN BOX]  Date       Signature (Joint Owners)  Date